                                                                    Exhibit 12.1

                ABC RAIL PRODUCTS CORPORATION AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                (in thousands)

                                              Year Ended July 31,
                                ===============================================
                                 1996      1995      1994      1993      1992
                                -----------------------------------------------
Income (loss before income
 taxes, cumulative effect of
 accounting change and
 extraordinary items            $10,374   $19,304   $11,486   $ 6,026   $(1,617)

ADD FIXED CHARGES:

Interest expense                  5,239     3,387     3,147     4,156     4,672

Amortization of deferred
 financing costs                    172       275       380       584       555

Interest portion of rent
 expense                            633       533       233       233       167
                                -------   -------   -------   -------   -------
TOTAL FIXED CHARGES               6,044     4,195     3,760     4,973     5,394
                                -------   -------   -------   -------   -------
ADJUSTED EARNINGS               $16,418   $23,499   $15,246   $10,999   $ 3,777
                                =======   =======   =======   =======   =======

RATIO OF EARNINGS TO FIXED
 CHARGES                           2.72x     5.60x     4.05x     2.21x       (a)
                                =======   =======   =======   =======   =======

     (a)  Earnings were insufficient to cover fixed charges by $1.6 million.